Exhibit 99.1

FOR IMMEDIATE RELEASE

900 S. Shackleford, Suite 401 Little Rock, AR 72211	FOR FURTHER INFORMATION CONTACT: Richard N. Massey | Chairman Matt Machen | CFO 501.975.6011

Bear State Financial, Inc.: Record Third Quarter 2014 Results Show Substantial Earnings and Book Value Accretion From Recent Merger

FINANCIAL HIGHLIGHTS:

●

Bear State Financial, Inc. reports third quarter 2014 GAAP earnings of $22.7 million and earnings per common share of $0.75, compared to earnings of $143,000 and earnings per common share of $0.01 in the third quarter 2013.

●	Third quarter 2014 core earnings were $4.1 million or $0.14 per common share, compared to core earnings of $165,000 or $0.01 per common share in the third quarter of 2013.

●	Book value per common share increased 54% from $3.57 as of September 30, 2013 to $5.51 as of September 30, 2014

Little Rock, AR – November 6, 2014 – Bear State Financial, Inc. (“Bear State,” NASDAQ: BSF), today reported earnings of $22.7 million and earnings per diluted common share of $0.75 in the third quarter of 2014, compared to earnings of $143,000 or $0.01 per diluted common share in the third quarter of 2013, a 15,757% increase. Net income for the third quarter of 2014 includes an income tax benefit of $20.3 million primarily resulting from the reversal of the Company’s valuation allowance against its deferred tax assets.

On June 13, 2014, Bear State completed its previously announced merger of First National Security Company (“First National”), the parent company for First National Bank headquartered in Hot Springs, Arkansas and Heritage Bank headquartered in Jonesboro, Arkansas. The Company’s results of operations for the nine months ended September 30, 2014 includes results of operations for First National for the period from June 14, 2014 through September 30, 2014.

Bear State’s three banks continue to progress towards more highly efficient and integrated operations. The Company’s operational integration project includes conversion of all bank operations to a single technology platform, and, subject to regulatory approval, the consolidation of its three banking charters to a single charter.  The Company expects the bulk of this integration project to be completed by the second quarter of 2015. It also expects further public announcements regarding its management and key operations as the integration project nears completion.

The Company incurred substantial operating losses in prior periods. Those losses may, to a certain extent, be used to offset taxes on future income. The ability to use past losses to offset future taxes is referred to as a deferred tax asset (“DTA”). In 2009 the Company established a valuation allowance against its DTA due to insufficient and uncertain income at the time. Because of the Company’s increased earnings power along with the significant improvement in asset quality, the Company determined as of September 30, 2014, that it will likely use its DTA in the future. As a result, the DTA valuation allowance was reversed in the amount of $19.5 million. In addition, a valuation allowance of $1.25 million remains that is expected to be reversed during the fourth quarter of 2014.

Core earnings for the Company continued to improve in the third quarter of 2014. The Company reported core earnings of $4.1 million in the third quarter of 2014, compared to $1 million in the second quarter 2014 and $165,000 in the third quarter of 2013, a 2,376% increase. The third quarter of 2014 included two significant non-core items besides the reversal of its DTA valuation allowance described above. First, the Company incurred merger related expenses of approximately $3.5 million including termination fees of approximately $3.0 million associated with the conversion of core technology systems. Second, the Company incurred charges in the third quarter of $653,000 as a result of its decision to more aggressively market certain real estate owned, including reductions in the asking price on certain properties. Collectively, the net effect of all non-core items was an increase in earnings of approximately $18.6 million, or approximately $0.62 of diluted earnings per share.

Book value per common share was $5.51 at September 30, 2014, a 54% increase from $3.57 at September 30, 2013. Tangible book value per common share was $4.40 at September 30, 2014, a 23% increase from $3.57 at September 30, 2013.

Total loan growth for the twelve months ended September 30, 2014 for each of Bear State’s three banks was as follows: First Federal Bank 18%; First National Bank 3%; Heritage Bank 20%; or 12% on a consolidated basis.

FINANCIAL CONDITION

Total assets were $1.53 billion at September 30, 2014, a 189% increase compared to $530 million at September 30, 2013. Total deposits were $1.28 billion at September 30, 2014, a 181% increase compared to $455 million at September 30, 2013. The increase in both assets and deposits was primarily due to the First National merger. Total loans, including those acquired, were $1.06 billion at September 30, 2014, an increase of $701 million, or 194%, compared to the same period in 2013.

Common stockholders’ equity was $165 million at September 30, 2014, a 131% increase from $71 million at September 30, 2013. Tangible common stockholders’ equity was $132 million at September 30, 2014, an 85% increase from $71 million at September 30, 2013. Book value per common share was $5.51 at September 30, 2014, a 54% increase from $3.57 at September 30, 2013. Tangible book value per common share was $4.40 at September 30, 2014, a 23% increase from $3.57 at September 30, 2013. The Company’s ratio of common stockholders’ equity to total assets decreased to 10.82% at September 30, 2014, compared to 13.49% at September 30, 2013. The calculation of the Company’s tangible book value per common share, tangible common stockholders’ equity and the reconciliation to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Third quarter 2014 core earnings totaled $4.1 million or $0.14 per diluted common share, compared to core earnings of $1 million or $0.05 per diluted common share in the second quarter of 2014 and to $165,000 or $0.01 per diluted common share in the third quarter of 2013. The core return on average assets measured 1.09%, 0.54%, and 0.12%; core return on average equity measured 11.12%, 4.65%, and 0.92%; and core return on tangible equity measured 14.42%, 5.00%, and 0.92% for these periods, respectively.

GAAP earnings include non-core items. The reconciliation of net income and core income, together with related financial measures is included in the schedules accompanying this release. Non-core items totaled $18.6 million or $0.62 per diluted common share in the most recent quarter. Including these net non-core items, third quarter 2014 GAAP results were earnings of $22.7 million or $0.75 per diluted common share. GAAP net loss was -$2.9 million or -$0.13 per diluted common share in the second quarter of 2014 and $143,000 or $0.01 per diluted common share in the third quarter of 2013. The GAAP net income resulted in a GAAP return on average assets of 6.02% in the most recent quarter, compared to -1.56% and 0.11% in the prior periods respectively.

Net interest income for the third quarter 2014 was $14.7 million, compared to $3.8 million for the same period in 2013. Net interest income for the nine months ended September 30, 2014 was $24.0 million, compared to $11.1 million for the same period in 2013. Interest income for the third quarter of 2014 was $16.2 million compared to $4.6 million for the same period in 2013. Interest income for the nine months ended September 30, 2014 was $27.6 million compared to $13.6 million for the same period in 2013. The increase in interest income for the three and nine months ended September 30, 2014, compared to the comparable periods in 2013, was primarily related to increases in the average balances of loans receivable and investment securities as a result of the merger with First National, which contributed approximately $12.6 million of interest income for the nine month period ending September 30, 2014. Interest expense for the third quarter of 2014 was $1.6 million compared to $825,000 for the same period in 2013. Interest expense for the nine months ended September 30, 2014 was $3.5 million compared to $2.5 million for the same period in 2013. The increase in interest expense for the three and nine months ended September 30, 2014 compared to the comparable period in 2013 was primarily due to an increase in the average balance of deposit accounts as a result of the First National merger.

The net interest margin measured 4.44% for the third quarter 2014, compared to 3.15% for the same period in 2013. Net interest margin for the nine months ended September 30, 2014 was 3.84%, compared to 3.08% for the same period in 2013. The Company’s net interest margin increased primarily as a result of an increase in yields on loans receivable resulting from loans acquired in the First National merger. The average cost of total interest-bearing liabilities decreased to 0.53% for the third quarter 2014, compared to 0.76% for the same period in 2013. Average cost of total interest-bearing liabilities for the nine months ended September 30, 2014 was 0.63%, compared to 0.77% for the same period 2013.

Noninterest income is generated primarily through deposit account fee income, profit on sale of loans, and earnings on life insurance policies. Total noninterest income of $3.6 million for the three months ended September 30, 2014 increased from $1.4 million for the same period in 2013, a 157% increase. Total noninterest income of $6.7 million for the nine months ended September 30, 2014 increased from $4 million for the same period in 2013, a 68% increase. The increase in the three and nine month comparison periods was primarily due to an increase in deposit fee income and gain on sale of loans. The increase in gain on sale of loans was due to an increase in the number of mortgage loans sold and the average profit on loans held for sale.

Total noninterest expense increased $10.3 million or 205% during the third quarter of 2014 compared to the third quarter of 2013. Total noninterest expense increased $16.1 million or 111% during the nine months ended September 30, 2014 compared to the same period in 2013. The variances in total noninterest expense were primarily related to First National. Noninterest expense attributable to First National for the three and six months ended September 30, 2014 amounted to $6.4 million and $7.2 million respectively. In addition, noninterest expenses also increased due to the election to retire certain pension liabilities, an increase in loss provision on REO, and expenses related to the First National merger. The Company’s efficiency ratio improved to 61.02% from 83.19% in the second quarter of 2014 and from 96.11% in the third quarter of 2013.

Nonperforming assets declined from $15.4 million at June 30, 2014 to $15.0 million at September 30, 2014, compared to $20.6 million at December 31, 2013. Nonperforming assets were 0.98% of total assets at September 30, 2014, compared to 1.07% at June 30, 2014 and 4.32% at September 30, 2013. The allowance for loan losses represented 1.22% of total loans at September 30, 2014, compared to 1.23% at June 30, 2014 and 3.61% at September 30, 2013. The ratio of the allowance for loan losses to nonperforming loans was 136.79% at September 30, 2014, compared to 134.68% at June 30, 2014 and 100.08% at September 30, 2013. Annualized net charge-offs as a percentage of average loans for the quarter ended September 30, 2014 were 0.01% compared to 0.16% for the quarter ended September 30, 2013. Provision for loan losses increased from $0 for the third quarter of 2013 to $600,000 for the third quarter of 2014. The provision was $230,000 for the second quarter of 2014. The increase in provision is attributable to loan growth at Bear State’s three banks which was a 5% increase on a consolidated basis over the past three months.

About Bear State Financial, Inc.

Bear State Financial is the parent company for First Federal Bank, First National Bank in Hot Springs and Heritage Bank in Jonesboro. Bear State Financial, Inc. stock is traded on the NASDAQ Global Market under the symbol BSF.  For more information on Bear State Financial, please visit www.bearstatefinancial.com. Its principal subsidiaries, First Federal Bank, First National Bank and Heritage Bank, N.A. (collectively, the “Banks”), are community oriented financial institutions providing a broad line of financial products to individuals and business customers.  Collectively, the Banks operate 45 branch offices throughout Arkansas and Southeast Oklahoma.

Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude amounts which the Company views as unrelated to its normalized operations. The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in Bear State ’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Bank’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, market prices of the property securing loans and the costs of collection and sales. Bear State wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Bear State does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

BEAR STATE FINANCIAL, INC.

SELECTED CONSOLIDATED FINANCIAL DATA – UNAUDITED

(In thousands, except share data)

	September	June	December	September
	2014	2014	2013	2013

Balance sheet data, at quarter end:
Commercial real estate - mortgage loans	$423,925	$390,848	$194,675	$187,075
Consumer real estate - mortgage loans	318,508	303,413	129,230	134,209
Farmland	48,892	48,710	2,663	2,469
Construction and land development	89,165	94,084	23,891	15,903
Commercial and industrial loans	149,073	142,058	29,033	17,414
Consumer and other	33,268	32,171	4,368	4,827
Total loans	1,062,831	1,011,284	383,860	361,897
Allowance for loan losses	(12,964)	(12,392)	(12,711)	(13,078)
Investment securities	190,376	213,557	70,828	73,335
Goodwill	25,801	25,610	-	-
Core deposit intangible, net	7,494	7,651	-	-
Total assets	1,528,387	1,448,205	548,872	529,741
Noninterest-bearing deposits	169,962	167,600	19,427	20,998
Total deposits	1,277,306	1,231,414	469,725	455,456
Short term borrowings	12,081	20,270	-	-
FHLB advances	49,783	34,127	5,941	968
Other borrowings	19,519	13,750	-	-
Total stockholders' equity	165,419	142,995	71,187	71,486

Balance sheet data, quarterly averages:
Total loans	$1,045,076	$505,754	$376,932	$359,071
Investment securities	213,813	101,562	72,440	61,880
Total earning assets	1,309,259	665,536	492,769	473,531
Goodwill	25,612	4,497	-	-
Core deposit intangible, net	7,773	1,512	-	-
Total assets	1,493,527	748,967	539,926	523,763
Noninterest-bearing deposits	170,310	56,988	19,052	21,747
Interest-bearing deposits	1,096,212	587,429	443,469	427,945
Total deposits	1,266,522	644,417	462,521	449,692
Short term borrowings	14,763	2,918	-	-
FHLB Advances	47,559	10,953	3,559	978
Other borrowings	14,675	1,338	-	-
Total stockholders' equity	145,737	86,613	71,764	70,971

Statement of operation data for the three months ended:
Interest income	$16,223	$6,568	$4,748	$4,579
Interest expense	1,567	1,050	878	825
Net interest income	14,656	5,518	3,870	3,754
Provision for loan losses	600	230	-	-
Net interest income after provision for loan losses	14,056	5,288	3,870	3,754
Noninterest income	3,631	1,825	1,413	1,419
Noninterest expense	15,324	10,019	5,084	5,019
Income before taxes	2,363	(2,906)	199	154
Income tax expense	(20,312)	-	-	11
Net income	$22,675	$(2,906)	$199	$143

BEAR STATE FINANCIAL, INC.

SELECTED CONSOLIDATED FINANCIAL DATA - UNAUDITED

(In thousands, except share data)

	September	June	December	September
	2014	2014	2013	2013

Common stock data:
Core earnings per share, diluted	$0.14	$0.05	$0.01	$0.01
Net income per share, diluted	$0.75	$(0.13)	$0.01	$0.01
Tangible book value per share	$4.40	$3.65	$3.55	$3.57
Book value per share	$5.51	$4.76	$3.55	$3.57
Diluted shares outstanding	30,097,619	22,020,238	20,894,963	20,910,962
End of period shares outstanding	30,030,344	30,026,744	20,041,497	20,041,497

Profitability and performance ratios:
Core return on average assets	1.09%	0.54%	0.18%	0.12%
Return on average assets	6.02%	-1.56%	0.15%	0.11%
Core return on average equity	11.12%	4.65%	1.37%	0.92%
Core return on tangible equity	14.42%	5.00%	1.37%	0.92%
Return on average equity	61.73%	-13.46%	1.10%	0.80%
Net interest margin	4.44%	3.33%	3.12%	3.15%
Noninterest income to total revenue	19.86%	24.85%	26.75%	27.43%
Noninterest income to average assets	0.96%	0.98%	1.04%	1.07%
Noninterest expense to average assets	4.07%	5.37%	3.74%	3.80%
Efficiency ratio(1)	61.02%	83.19%	95.31%	96.11%
Average loans to average deposits	82.52%	78.48%	81.50%	79.85%
Securities to total assets	12.46%	14.75%	12.90%	13.84%

Asset quality ratios:
Allowance for loan losses to total loans	1.22%	1.23%	3.31%	3.61%
Allowance for loan losses to non-performing loans	136.79%	134.68%	106.48%	100.08%
Nonperforming loans to total loans	0.89%	0.91%	3.11%	3.61%
Nonperforming assets to total assets	0.98%	1.07%	3.75%	4.32%
Annualized net charge offs to average total loans	0.01%	0.25%	0.36%	0.16%

Capital ratios:
Tier 1 Capital to Adjusted Average Assets	8.10%	7.54%	12.90%	13.29%
Total Capital to Risk-Weighted Assets	11.43%	10.85%	18.68%	20.10%
Tier I Capital to Risk-Weighted Assets	10.29%	10.31%	17.40%	18.82%

(1) Efficiency ratio is a non-GAAP ratio that is calculated by dividing core noninterest expense by the sum of net interest income and noninterest income. Other companies may define and calculate this data differently.

 BEAR STATE FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION - UNAUDITED

(In thousands, except share data)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$87,586	$23,970
Federal funds sold	10,250	--
Interest-bearing time deposits in banks	14,660	24,118
Investment securities available for sale	190,376	70,828
Other investment securities, at cost	7,104	457
Loans receivable, net of allowance of $12,964 and $12,711, respectively	1,049,867	371,149
Loans held for sale	7,539	4,205
Accrued interest receivable	5,045	1,473
Real estate owned - net	5,542	8,627
Office properties and equipment - net	48,982	18,769
Cash surrender value of life insurance	43,132	23,811
Goodwill	25,801	--
Core deposit intangible - net	7,494	--
Deferred tax asset, net	20,426	--
Prepaid expenses and other assets	4,583	1,465

TOTAL	$1,528,387	$548,872

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Noninterest bearing deposits	$169,962	$19,427
Interest bearing deposits	1,107,344	450,298
Total deposits	1,277,306	469,725
Short term borrowings	12,081	--
Other borrowings	69,302	5,941
Other liabilities	4,279	2,019

Total liabilities	1,362,968	477,685

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value—5,000,000 shares authorized; none issued at September 30, 2014 and December 31, 2013	--	--
Common stock, $0.01 par value—100,000,000 and 30,000,000 shares authorized at September 30, 2014 and December 31, 2013, respectively; 30,030,344 and 20,041,497 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	300	200
Additional paid-in capital	166,434	92,740
Accumulated other comprehensive income (loss)	479	(467)
Accumulated deficit	(1,794)	(21,286)

Total stockholders’ equity	165,419	71,187

TOTAL	$1,528,387	$548,872

BEAR STATE FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
INTEREST INCOME:
Loans receivable	$15,390	$4,033	$25,381	$12,084
Investment securities:
Taxable	415	146	952	256
Nontaxable	313	290	894	896
Other	105	110	321	381
Total interest income	16,223	4,579	27,548	13,617

INTEREST EXPENSE:
Deposits	1,320	814	3,174	2,477
Other borrowings	247	11	334	37

Total interest expense	1,567	825	3,508	2,514

NET INTEREST INCOME	14,656	3,754	24,040	11,103

PROVISION FOR LOAN LOSSES	600	--	830	--

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,056	3,754	23,210	11,103

NONINTEREST INCOME:
Net gain on sales of investment securities	30	25	30	25
Deposit fee income	1,956	780	3,445	2,352
Earnings on life insurance policies	349	205	758	603
Gain on sale of loans	968	267	1,923	726
Other	328	142	497	307

Total noninterest income	3,631	1,419	6,653	4,013

NONINTEREST EXPENSES:
Salaries and employee benefits	6,261	2,836	15,795	8,232
Net occupancy expense	1,569	583	2,850	1,809
Real estate owned, net	650	133	1,458	82
FDIC insurance	249	139	494	480
Amortization of intangible assets	157	--	183	--
Data processing	4,177	376	5,159	1,108
Professional fees	213	108	644	518
Advertising and public relations	494	71	795	215
Postage and supplies	263	91	466	308
Other	1,291	682	2,839	1,823

Total noninterest expenses	15,324	5,019	30,683	14,575

INCOME (LOSS) BEFORE INCOME TAXES	2,363	154	(820)	541

INCOME TAX PROVISION (BENEFIT)	(20,312)	11	(20,312)	11

NET INCOME	$22,675	$143	$19,492	$530

Basic earnings per common share	$0.76	$0.01	$0.81	$0.03

Diluted earnings per common share	$0.75	$0.01	$0.79	$0.03

 BEAR STATE FINANCIAL, INC.

AVERAGE CONSOLIDATED BALANCE SHEETS and NET INTEREST ANALYSIS - UNAUDITED

(In thousands)

	Three Months Ended September 30,
	2014			2013
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$1,045,076	$15,390	5.84%	$359,071	$4,033	4.46%
Investment securities(2)	213,813	728	1.35	61,880	436	2.80
Other interest-earning assets	50,370	105	0.83	52,580	110	0.83
Total interest-earning assets	1,309,259	16,223	4.92	473,531	4,579	3.84
Noninterest-earning assets	184,268			50,232
Total assets	$1,493,527			$523,763
Interest-bearing liabilities:
Deposits	$1,096,212	1,320	0.48	$427,945	814	0.76
Other borrowings	76,997	247	1.27	978	11	4.29
Total interest-bearing liabilities	1,173,209	1,567	0.53	428,923	825	0.76
Noninterest-bearing deposits	170,310			21,747
Noninterest-bearing liabilities	4,271			2,122
Total liabilities	1,347,790			452,792
Stockholders' equity	145,737			70,971
Total liabilities andstockholders' equity	$1,493,527			$523,763

Net interest income		$14,656			$3,754
Net earning assets	$136,050			$44,608
Interest rate spread			4.39%			3.08%
Net interest margin			4.44%			3.15%
Ratio of interest-earning assets to Interest-bearing liabilities			111.60%			110.40%

(1) Includes nonaccrual loans.

(2) Includes FHLB of Dallas and Federal Reserve Bank stock

	Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$653,780	$25,381	5.19%	$355,757	$12,084	4.54%
Investment securities(2)	131,157	1,846	1.88	54,873	1,152	2.81
Other interest-earning assets	51,728	321	0.83	70,690	381	0.72
Total interest-earning assets	836,665	27,548	4.40	481,320	13,617	3.78
Noninterest-earning assets	99,541			51,393
Total assets	$936,206			$532,713
Interest-bearing liabilities:
Deposits	$715,593	3,174	0.59	$434,772	2,477	0.76
Other borrowings	32,971	334	1.35	2,296	37	2.12
Total interest-bearing liabilities	748,564	3,508	0.63	437,068	2,514	0.77
Noninterest-bearing deposits	83,145			22,300
Noninterest-bearing liabilities	3,326			2,351
Total liabilities	835,035			461,719
Stockholders' equity	101,171			70,994
Total liabilities and stockholders' equity	$936,206			$532,713

Net interest income		$24,040			$11,103
Net earning assets	$88,101			$44,252
Interest rate spread			3.78%			3.01%
Net interest margin			3.84%			3.08%
Ratio of interest-earning assets to Interest-bearing liabilities			111.77%			110.12%

(1) Includes nonaccrual loans.

(2) Includes FHLB of Dallas and Federal Reserve Bank stock.

BEAR STATE FINANCIAL, INC.

ASSET QUALITY ANALYSIS - UNAUDITED

(In thousands)

	September 30, 2014		December 31, 2013
	Net (2)	% Total Assets	Net (2)	% Total Assets	Increase (Decrease)
Nonaccrual Loans:
One- to four-family residential	$4,569	0.30%	$4,258	0.77%	$311
Nonfarm nonresidential	3,214	0.21%	4,057	0.75%	(843)
Farmland	737	0.05%	782	0.15%	(45)
Construction and land development	615	0.04%	2,467	0.44%	(1,852)
Commercial	316	0.02%	350	0.06%	(34)
Consumer	26	--	24	0.01%	2

Total nonaccrual loans	9,477	0.62%	11,938	2.18%	(2,461)

Accruing loans 90 days or more past due	--	--	--	--	--

Real estate owned	5,542	0.36%	8,627	1.57%	(3,085)

Total nonperforming assets	15,019	0.98%	20,565	3.75%	(5,546)
Performing restructured loans	571	0.04%	494	0.09%	77

Total nonperforming assets and performing restructured loans (1)	$15,590	1.02%	$21,059	3.84%	$(5,469)

(1)

The table does not include substandard loans which were judged not to be impaired totaling $15.3 million at September 30, 2014 and $2.9 million at December 31, 2013 or acquired ASC 310-30 purchased credit impaired loans which are considered performing at September 30, 2014.

(2)	Loan balances are presented net of undisbursed loan funds, partial charge-offs and interest payments recorded as reductions in principal balances for financial reporting purposes.

BEAR STATE FINANCIAL, INC.

CALCULATION OF RETURN ON AVERAGE TANGIBLE COMMON STOCKHOLDERS’ EQUITY - UNAUDITED

(in thousands)

	For the Quarter ending
	9/30/2014	6/30/2014	12/31/2013	9/30/2013
Net income available to common stockholders	$22,675	$(2,906)	$199	$143
Average common stockholders' equity	145,737	86,613	71,764	70,971
Less Average Intangible Assets:
Goodwill	(25,612)	(4,497)	-	-
Core Deposit Intangible, net of accumulated amortization	(7,773)	(1,512)	-	-

Average tangible common stockholders' equity	$112,352	$80,604	$71,764	$70,971

Annualized return on average tangible common stockholders' equity	80.1%	-14.5%	1.1%	0.8%

BEAR STATE FINANCIAL, INC.

CALCULATION OF TANGIBLE BOOK VALUE per COMMON SHARE - UNAUDITED

(in thousands, except per share data)

	For the period ending
	9/30/2014	6/30/2014	12/31/2013	9/30/2013
Total common stockholder's equity	165,419	142,995	71,187	71,486
Less intangible assets:
Goodwill	(25,801)	(25,610)	-	-
Core Deposit Intangible, net of accumulated amortization	(7,494)	(7,651)	-	-
Total intangibles	(33,295)	(33,261)	-	-
Total tangible common stockholder's equity	$132,124	$109,734	$71,187	$71,486

Common Shares Outstanding	30,030	30,027	20,041	20,041

Tangible book value per common share	$4.40	$3.65	$3.55	$3.57

BEAR STATE FINANCIAL, INC.

RECONCILIATION OF NON-GAAP SELECTED CONSOLIDATED FINANCIAL DATA - UNAUDITED

(In thousands, except share data)

		September	June	December	September
		2014	2014	2013	2013
Net income (loss)		$22,675	$(2,906)	$199	$143
Adj: Gain on sale of securities, net		(30)			(25)
Adj: Merger, acquisition and integration expenses		477	392	49	47
Adj: Pension plan payment			2,900
Adj: Real estate owned provision		653	618	-	-
Adj. Data processing termination fees		3,035			-
Adj: Deferred tax asset valuation allowance reversal		(21,142)
Tax Effect of Adjustments		(1,583)
Total core income	(A)	$4,085	$1,004	$248	$165

Total revenue		$18,287	$7,343	$5,283	$5,173
Adj: Gain on sale of securities, net		(30)	-	-	(25)
Total core revenue		$18,257	$7,343	$5,283	$5,148

Total non-interest expense		$15,324	$10,019	$5,084	$5,019
Less: Merger and acquisition expenses		(477)	(392)	(49)	(47)
Less: Pension plan payment		-	(2,900)	-	-
Less: Real estate owned provision		(653)	(618)	-	-
Less: Data processing termination fees		(3,035)
Core noninterest expense		$11,159	$6,109	$5,035	$4,972

Total average assets	(B)	$1,493,527	$748,967	$539,926	$523,763
Total average stockholders' equity	(C)	145,737	86,613	71,764	70,971
Total average tangible stockholders' equity	(D)	112,352	80,604	71,764	70,971
Total tangible stockholders' equity, period end	(E)	132,124	109,734	71,187	71,486

Total common shares outstanding, period-end	(F)	30,030,344	30,026,744	20,041,497	20,041,497
Average diluted shares outstanding	(G)	30,097,619	22,020,238	20,894,963	20,910,962

Core earnings per share, diluted	(A/G)	0.14	$0.05	$0.01	$0.01
Tangible book value per share, period-end	(E/F)	$4.40	$3.65	$3.55	$3.57

Core return on average assets	(A/B)	1.09%	0.54%	0.18%	0.12%
Core return on average equity	(A/C)	11.12%	4.65%	1.37%	0.92%
Core return on tangible equity	(A/D)	14.42%	5.00%	1.37%	0.92%
Efficiency ratio(1)		61.02%	83.19%	95.31%	96.11%

(1)

Efficiency ratio is a non-GAAP ratio that is calculated by dividing core noninterest expense by the sum of net interest income and noninterest income. Other companies may define and calculate these data differently.